EXHIBIT  (21)


     SUBSIDIARIES  OF  REGISTRANT

   Registrant owns 100% of the outstanding stock of each of the following corporations:

      NAME                                             STATE  OF  INCORPORATION
   -------------------------------------------        ------------------------

   Harleysville  Insurance  Company  of  Ohio               Ohio

   Harleysville-Atlantic  Insurance  Company                Georgia

   Harleysville  Insurance  Company  of  New  Jersey        New  Jersey

   Harleysville  Preferred  Insurance  Company              Pennsylvania

   Harleysville  Lake  States  Insurance  Company           Michigan

   Mid-America  Insurance  Company                          Pennsylvania

   Harleysville  Insurance  Company                         Minnesota

   Harleysville  Insurance  Company  of  New  York          New  York

   Harleysville  Worcester  Insurance  Company              Massachusetts

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